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           Advantus International Balanced Fund, Inc.
                    Performance Calculations


TOTAL RETURN CALCULATIONS

Total return is the percentage change between the public offering price (maximum sales load being 5% of net asset value) of one Fund share at the beginning of a period and the net asset value of that share at the end of a period with income and capital gains distributions assumed to be entirely reinvested at the net asset value as of the reinvest date. A data base file is kept and updated monthly with respect to ending net asset values, reinvest prices, and income and capital gains distribution amounts per share. From this data base file, total return can be calculated for any specified number of periods since the Fund's date of beginning operations.

CUMULATIVE TOTAL RETURN

Cumulative total return is based on an initial $1,000 investment made on September 16, 1994 with the maximum sales charge of 5%. Using the asset valuation and distribution information attached, the cumulative total return at September 30, 1994 is computed as follows:

     Cumulative    =  Ending redeemable value - initial amount invested   * 100
     total return     -------------------------------------------------
                                   Initial amount invested

Cumulative total return for Class A shares for the period from September 16, 1994, commencement of operations, to September 30,
1994 is as follows:

                    941.93 - 1,000.00   * 100 = -5.81%
                    -----------------
                         1,000.00

CLASS B

Cumulative total return for Class B shares is based on an initial $1,000 investment made on September 16, 1994, commencement of operations. In calculating ending redeemable value, we assume that the shares are redeemed as of the date of the total return calculation. Accordingly, the maximum contingent deferred sales charge of 5% is deducted in determining the ending redeemable value. Using the asset valuation and distribution information attached, the cumulative total return at September 30, 1994 is computed follows:

     Cumulative     =  Ending redeemable value - initial amount invested  * 100
     total return      -------------------------------------------------
                                      Initial amount invested

Cumulative total return for the period from May 3, 1985 to October 31, 1989 is as follows:

                    932.37 - 1,000.00   * 100 = -6.76%
                    -----------------
                          1,000.00

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AVERAGE ANNUAL TOTAL RETURN

In accordance with the Securities and Exchange Commission (SEC), average annual total return (T) allocates equal value among each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:

                                N
                       P[(1 + T)  ] = ERV

Average annual total return is not calculated for the period from September 16, 1994, commencement of operations, to September 30,
1994 as results are not indicative of anticipated annual results.

Investment information used in the total return calculations is as follows:

                                            Dividends per share
                           Net asset        -------------------
              Public      value/reinvest  Net investment  Capital
Date      offering price     value            income       gains
----      --------------     -----            ------       -----
09/16/94      $11.09         $10.54           $  -         $  -
09/30/94       10.88          10.34              -            -

YIELD CALCULATIONS

The Fund's yield for the 30-day period ended September 30, 1989 was computed by dividing the net investment income per share earned during the period by the maximum public offering price per share on the last day of the period, according to the following formula as prescribed by the SEC:

                                      6
                   YIELD = 2([(A+B)+1]  - 1)
                              -----
                                C*D

Where:

A = Dividends and interest earned during the period calculated as prescribed by the SEC.
B = Expenses accrued for the period (net of reimbursement by the investment adviser).
C = The average daily number of shares outstanding during the period that were entitled to receive dividends.
D = The maximum public offering price per share on the last day of the period.